Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA ANNOUNCES FINAL RESULTS OF TENDER OFFER FOR 2017 NOTES

NASHVILLE, Tenn. – April 18, 2013 — CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), announced today the expiration and final results of its tender offer to purchase any and all of its outstanding $465 million aggregate principal amount 7 3/4% Senior Notes due 2017 (the “2017 Notes”) and its related consent solicitation (together, the “Tender Offer and Consent Solicitation”). The Tender Offer and Consent Solicitation was made pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal, each dated March 21, 2013 (collectively, the “Offer Documents”), which set forth a more detailed description of the terms.

The Tender Offer and Consent Solicitation expired at 11:59 p.m., New York City time, on April 17, 2013 (the “Expiration Time”). Based on the information provided by the tender agent for the Tender Offer and Consent Solicitation, an aggregate principal amount of $315.4 million, or 67.8%, of the 2017 Notes were validly tendered and not validly withdrawn in the Tender Offer and Consent Solicitation.

Holders of 2017 Notes that validly tendered as of April 3, 2013 (the “Early Tender & Consent Date”) received $1,050.00 per $1,000 principal amount of purchased 2017 Notes, which included a consent payment of $30.00 per $1,000 principal amount of 2017 Notes, plus accrued and unpaid interest up to, but not including, the initial settlement date of April 4, 2013. Holders of 2017 Notes who validly tendered their 2017 Notes after the Early Tender & Consent Date but prior to the Expiration Time received $1,020.00 per $1,000 principal amount of 2017 Notes, which excludes the consent payment of $30.00 per $1,000 principal amount of 2017 Notes. As previously announced the Company will redeem all of the remaining 2017 Notes on June 1, 2013 at a price of 103.875% of par plus accrued interest.

BofA Merrill Lynch, J.P. Morgan, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities and PNC Capital Markets LLC acted as dealer managers and solicitation agents for the Tender Offer and Consent Solicitation and D.F. King & Co., Inc. acted as information agent and tender agent for the Tender Offer and Consent Solicitation. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 488-8095 (U.S. toll free), or in writing to 48 Wall Street, New York, New York 10005. Questions regarding the Tender Offer and Consent Solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Tender Offer & Consent Solicitation was made solely by means of the Offer Documents.

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Announces Final Results of Tender Offer

About CCA

CCA is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 67 facilities, including 51 facilities that we own or control, with a total design capacity of approximately 92,500 beds in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment.

Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) our ability to meet and maintain REIT qualification tests; (ii) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (iii) the availability of debt and equity financing on terms that are favorable to us; (iv) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (v) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (vi) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (vii) the outcome of California’s realignment program and utilization of out of state private correctional capacity; and (viii) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs.

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